EXHIBIT 13.1

1350 CERTIFICATION

Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Mark E. Jones, III, the Chief Executive Officer of Brazauro Resources Corporation (the “Company”) hereby certifies that, to the best of his knowledge:

The Company’s Annual Report on Form 20-F for the period ended January 31, 2010, to which this Certification is attached as Exhibit 32 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and the information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the period covered by the Periodic Report

Dated: July 9, 2010	/s/ Mark E. Jones, III
Mark E. Jones, III
Chief Executive Officer